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                                                                      EXHIBIT 12


               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                  THREE MONTHS    NINE MONTHS
                                                      ENDED           ENDED
                                                  SEPTEMBER 30,   SEPTEMBER 30,
                                                      2000            2000
                                                  -------------   -------------
                                                    (DOLLARS IN MILLIONS)
Net earnings available for fixed charges:
    Net income before extraordinary charge          $ 27.4          $ 88.3
    Add: Income taxes                                 17.1            57.0
         Equity income from joint venture             (0.5)           (1.5)
         Fixed charges                                18.6            59.6
                                                    ------          ------
Adjusted earnings                                   $ 62.6          $203.4
                                                    ======          ======

Fixed charges                                       $ 18.6          $ 59.6
                                                    ======          ======

RATIO OF EARNINGS TO FIXED CHARGES                     3.4             3.4
                                                    ======          ======
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